EXHIBIT 5.1

Cardero Resource Corp.

Suite 1901 - 1177 West Hastings Street

Vancouver, BC

V6E 2K3

Dear Sirs/Mesdames:

Re:	Cardero Resource Corp. (the “Company”) – Registration Statement on Form S-8

We are Canadian counsel to the Company. We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). We understand that the purpose of the Registration Statement is to register a total of 5,610,667common shares of the Company (the “Shares”), which are issuable pursuant to the exercise of stock options which have been or may be granted under the Company’s 2002 Incentive Stock Option Plan as adopted by the Company’s board of directors (the “Board”) on November 28, 2002, approved by the Company’s shareholders on April 17, 2003, amended by the Board on September 17, 2003, further approved by the Company’s shareholders on April 14, 2004 and on April 19, 2006 and further amended by the Board on August 4, 2006 (the “Plan”). The Plan was accepted for filing by the Toronto Stock Exchange on July 5, 2006. We understand that 3,742,500 Shares are issuable pursuant to the exercise of options previously granted under the Plan (the “Outstanding Option Shares”) on the following dates:

(a)	August 4, 2006;
(b)	November 30, 2006;
(c)	December 20, 2006;
(d)	April 11, 2007;
(e)	September 7, 2007;
(f)	October 3, 2007; and
(g)	January 16, 2008,

and that 1,868,167 Shares may be issued in the future pursuant to the exercise of additional options that may be granted under the Plan (the “Available Option Shares”).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

For the purpose of giving this opinion we have:

(h)	examined, among other things:
(i)	copies of consent resolutions of the Board dated:
(A)	August 4, 2006;
(B)	November 30, 2006;
(C)	December 20, 2006;
(D)	April 11, 2007;
(E)	September 7, 2007;
(F)	October 3, 2007; and
(G)	January 16, 2008,

all of which approve the granting of options under the Plan, and we assume that such resolutions remain in full force and effect; and

(ii)

originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments, all as we believe necessary and relevant as the basis of the opinions set forth herein; and

(i)

considered such questions of law and examined such statutes, regulations and orders, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada specifically applicable therein; and
(b)	our opinions are based on legislation and regulations in effect on the date hereof.

Based upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that:

1.

the issuance of the Outstanding Option Shares has been duly and properly authorized, and the Outstanding Option Shares will, upon the due and proper exercise of options granted under the Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

2.	the Available Option Shares will, upon:
(a)

the grant of one or more options under the Plan, the allotment for issuance of Available Option Shares under such options, and the fixing of a price for such Available Option Shares in accordance with the Plan, by the Board; and

(b)

receipt by the Company of payment in full for each such Available Option Share to be issued and the issuance of such Available Option Shares in accordance with the terms of a binding option agreement and the Plan;

be duly and properly authorized and be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is delivered exclusively for the use of the persons to whom it is addressed and is not to be used or relied upon by third parties. This opinion should not be quoted from or referred to in dealings with third parties without our prior written consent.

Yours truly,

/s/ Gowling Lafleur Henderson LLP